CORRECTING AND REPLACING FIRST FEDERAL BANCSHARES, INC.
ANNOUNCES 4TH QUARTER EARNINGS

Colchester, Ill. - (BUSINESS WIRE) - March 30, 2004 - In BW5570 issued Feb. 18, 2004: Please replace the release dated with the following corrected version due to multiple revisions: the Company announced corrected noninterest expense and income tax provision for the quarter and year ended December 31, 2003 and corrected loans receivable and total assets at December 31, 2003. The corrections to the financial results were due to an adjustment to the treatment of deferred loan costs and the receipt of income tax refund in the quarter ended December 31, 2003.

The Correction release reads:

FIRST FEDERAL BANCSHARES, INC. ANNOUNCES 4TH QUARTER EARNINGS

(NASDAQ - FFBI) - First Federal Bancshares, Inc., the holding company for First Federal Bank, announced net income of $502,000, or $.30 per share, for the quarter ended December 31, 2003 compared to $438,000 or $.26 per share, for the quarter ended December 31, 2002. Diluted earnings per share were $.28 per share and $.25 per share for both periods, respectively. Net income was $2,832,000 or $1.58 per share, for the twelve months ended December 31, 2003, compared to $1,937,000, or $1.09 per share, for the twelve months ended December 31, 2002.

Net interest income for the quarter ended December 31, 2003 totaled $2.1 million compared to $1.7 million for the prior year quarter. The increase in net interest income was primarily a result of an increase in the net interest spread and the net interest margin to 2.43% and 2.69%, respectively, for the quarter ended December 31, 2003 from 2.27% and 2.67% for the same period in 2002, and an increase in volume of interest-earning assets and interest-bearing liabilities as a result of the Company's acquisition of PFSB Bancorp, Inc. in November 2002. The ratio of average interest-earning assets to average interest-bearing liabilities decreased to 114.07% from 116.04% for the three-month periods, respectively.

Noninterest income increased to $355,000 for the quarter ended December 31, 2003 compared to $184,000 for the same period in 2002. The increase was a result of an increase of $12,000 in service charge income, an increase of $49,000 in the gain on the sale of securities, an increase in the recovery of impairment loss of $97,000 , and an increase in other income of $12,000.

Noninterest expense increased to $1.9 million for the quarter ended December 31, 2003 from $1.3 million in the prior year's same quarter. The increase was primarily a result of increased compensation and benefits expense of $326,000 associated with an increase in the number of employees due to the PFSB acquisition and an increase in employee benefits expense including health insurance premiums and retirement funds. Occupancy and equipment expense increased $99,000, professional fees increased $14,000, and other noninterest expense increased $184,000. Data processing expense and advertising expense also experienced small increases during the period.

Total assets were $328.7 million at December 31, 2003 compared to $316.4 million at December 31, 2002. The growth in total assets was primarily due to an increase in securities available-for-sale of $68.8 million, offset by a decrease of $13.7 million in cash and cash equivalents, a decrease in securities held-to-maturity of $24.5 million, and a decrease in loans receivable of $18.3 million. The decrease in cash and cash equivalents primarily resulted from the timing of called and purchased securities. The increase in securities available-for-sale is partially a result of the transfer of securities from held-to-maturity in January 2003 as more fully discussed below. The remainder of the increase in securities available-for-sale resulted from additional purchases funded by the decrease in cash and cash equivalents and increases in customer deposits, and repayments of loans receivable. Loans decreased $18.3 million primarily as a result of portfolio loans refinancing into the Federal Home Loan Bank Mortgage Partnership Finance fixed rate program and also to other competitors due to the lower interest rate environment.

During the first quarter of 2003, in accordance with FAS 115, the Company reevaluated the classification of the securities portfolio. As a result of the acquisition of PFSB, changes in the structure of the balance sheet, and for asset/liability management purposes, management revised the Company policy to classify all securities as available- for-sale. Effective January 31, 2003, the Company reclassified all of its securities held-to-maturity to securities available-for-sale. The securities that were reclassified had a book value of $24.2 million and a fair value of $24.5 million as of that date. The reclassification of these securities resulted in a decrease in securities held-to-maturity of $24.5 million from December 31, 2002 to December 31, 2003.

Stockholders' equity decreased to $41.4 million at December 31, 2003 from $47.0 million at December 31, 2002. The decrease was primarily a result of the purchase of treasury stock totaling $7.3 million, a decrease in the fair value of securities available-for-sale, net of tax of $1.8 million, and dividends paid of $203,000. Equity was also favorably impacted by net income of $2.8 million and an increase in ESOP shares and stock awards earned, as well as, the exercise of stock options.

During the quarter ended December 31, 2001, the Company recorded an impairment loss of $596,000 related to certificates of deposit purchased through a broker who was charged by the SEC with securities fraud in relationship to these certificates of deposit. The Company received a check in the amount of $355,000 during April 2003 as an initial distribution of receivership assets. The distribution represented 59.6% of the allowed claim. During December 2003, the Company received a check in the amount of $97,000 (see page 1) as a second distribution of receivership assets. This distribution represented 16.4% of the allowed claim. During December 2003, the Company also received a letter indicating that a third distribution for receivership of assets is in progress. The Company expects to recover an additional $25,000 through the third distribution, however, due to the uncertainty of the ultimate distribution, no additional amounts have been recorded in income.

First Federal Bancshares, Inc. is headquartered in Colchester, Illinois with four additional full-service west-central Illinois branches located in Quincy
(2), Macomb, and Bushnell, and three additional full-service northeastern Missouri branches located in Palmyra, Canton, and Kahoka. Financial highlights of the Company are attached.

Statements contained in this news release that are not historical facts may constitute forward-looking statements (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended), which involve significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company and the subsidiaries include, but are not limited to, changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including the U.S. treasury and the Federal Reserve Board, the quality or composition of the Company's loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company's market area, the possible short-term dilutive effect of potential acquisitions and accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating forward looking statements and undue reliance should not be placed on such statements.

                         FIRST FEDERAL BANCSHARES, INC.
                         SELECTED FINANCIAL INFORMATION

                                                             DECEMBER 31,                        DECEMBER 31,
                                                                2003                                2002
                                                                ----                                ----
                                                                         (In thousands)
SELECTED FINANCIAL CONDITION DATA
Total assets                                                  $ 328,730                          $   316,400
Cash and cash equivalents                                        29,124                               42,827
Loans receivable, net                                           131,935                              150,269
Securities                                                      160,337                              116,033
Deposits                                                        271,850                              263,834
Advances from Federal Home Loan Bank                              6,000                                4,000
Stockholders' equity                                             41,393                               47,031

                                                   THREE MONTHS ENDED                 TWELVE MONTHS ENDED
                                                      DECEMBER 31,                       DECEMBER 31,
                                                 2003              2002             2003              2002
                                                 ----              ----             ----              -----
                                                                         (In thousands)
SELECTED OPERATIONS DATA
Total interest income                       $     3,625       $     3,393       $   15,311       $    13,092
Total interest expense                            1,487             1,649            6,555             6,154
                                            -----------       -----------       ----------       -----------
Net interest income                               2,138             1,744            8,756             6,938
Provision for loan losses                            30                 -               90                 7
                                            -----------       -----------       ----------       -----------
Net interest income after provision
   for loan losses                                2,108             1,744            8,666             6,931
Noninterest income                                  355               267            2,493               573
Noninterest expense                               1,891             1,354            6,776             4,443
                                            -----------       -----------       ----------       -----------
Income before taxes                                 572               657            4,383             3,061
Income tax provision                                 70               219            1,551             1,124
                                            -----------       -----------       ----------       -----------
Net income                                  $       502       $       438       $    2,832       $     1,937
                                            ===========       ===========       ==========       ===========

Earnings per share
   Basic                                    $       .30               .26             1.58              1.09
   Diluted                                          .28               .25             1.48              1.07



                                                   THREE MONTHS ENDED                 TWELVE MONTHS ENDED
                                                      DECEMBER 31,                       DECEMBER 31,
SELECTED FINANCIAL RATIOS (1)                    2003              2002             2003              2002
-----------------------------                    ----              ----             ----              ----
Return on average assets                          .62 %            .82 %             .88 %            .77 %
Return on average equity                         4.91             4.89              6.26             4.49
Average equity to average assets                12.56            16.86             13.99            17.15
Interest rate spread during the period           2.43             2.42              2.50             2.36
Net interest margin                              2.69             2.89              2.80             2.84
General and administrative expenses
   to average assets                             2.32             1.67              2.10             1.70
Efficiency ratio (2)                            75.85            67.33             60.24            59.15





                                                         AS OF                               AS OF
                                                     DECEMBER 31, 2003                 DECEMBER 31, 2002
                                                     -----------------                 -----------------
Non-performing assets to total assets                         .41 %                           .69%

Book value per share (3)                               $    23.88                          $   24.48

Number of shares outstanding                            1,733,092                        1,921,355

(1) ALL APPLICABLE QUARTERLY RATIOS REFLECT ANNUALIZED FIGURES.
(2) Represents noninterest expense divided by net interest income plus noninterest income.
(3) Represents total equity divided by actual number of shares outstanding which is exclusive of treasury stock and unearned ESOP shares.

Contact:

First Federal Bancshares, Inc.
James J. Stebor, 309-776-3225